Exhibit 99.2
CLEAR CHANNEL COMMUNICATIONS, INC. SHAREHOLDERS APPROVE MERGER WITH
PRIVATE EQUITY GROUP CO-LED BY BAIN CAPITAL PARTNERS, LLC AND THOMAS H. LEE
PARTNERS, L.P.
SAN ANTONIO, TX, September 25, 2007 — Clear Channel Communications, Inc. (NYSE:CCU), a global leader in the radio broadcasting and out-of-home advertising industries, announced today that, based on a preliminary vote count, Clear Channel shareholders approved the adoption of the merger agreement with a group led by T.H. Lee Partners, L.P. and Bain Capital Partners, LLC. The transaction remains subject to requisite regulatory approvals and customary closing conditions. The number of shares voted in favor of the transaction represented more than 73% of the total shares outstanding and entitled to vote at the meeting. The preliminary tabulation indicates that approximately 98% of the shares voted were cast in favor of the transaction.
“We are pleased with the outcome of today’s vote,” said Mark Mays, Chief Executive Officer of Clear Channel. “On behalf of Clear Channel’s Board of Directors, I want to thank our shareholders and hard-working employees for their support throughout this process. We look forward to completing this transaction with T.H. Lee and Bain as quickly as possible.”
On May 18, 2007, Clear Channel Communications entered into a second amendment to its previously announced merger agreement with a private equity group co-led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC. Under the terms of the merger agreement, as amended, Clear Channel shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, if the closing of the merger occurs after December 31, 2007. This is an increase from the previous cash consideration of $39.00 per share.
As an alternative to receiving the $39.20 per share cash consideration, Clear Channel’s unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock in the new corporation formed by the private equity group to acquire Clear Channel (subject to aggregate and individual caps), plus the additional per share consideration, if any.
At the meeting, all proxy cards and ballots were turned over to the independent inspector of elections, Mellon Investor Services, LLC, for final tabulation and certification.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE: CCU) is a global media and entertainment company specializing in “gone-from-home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
About Thomas H. Lee Partners, L.P. (“THL Partners”)
THL is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL has become the preeminent growth buyout firm, raising approximately $20 billion of equity capital and investing in more than 100 businesses with an aggregate purchase price of more than $125 billion and generating superior returns for its investors and partners. Notable transactions sponsored by the firm include Houghton Mifflin, National Waterworks, Univision, The Nielsen Company, West Corporation, Fidelity National Information Services, Dunkin Brands, Fisher Scientific, Experian and ProSiebenSat.1 Media. For more information please visit www.thl.com.
About Bain Capital Partners, LLC (“Bain Capital”)
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Clear Channel Communications, Inc., San Antonio:
Investors: Randy Palmer, 210-822-2828 Senior Vice President of Investor Relations
Media: Lisa Dollinger, 210-822-2828 Chief Communications Officer
Brainerd Communicators Media: Michele Clarke, 212-986-6667
Joele Frank, Wilkinson Brimmer Katcher: Joele Frank / Steve Frankel, 212-355-4449